Exhibit 99.4

EMPLOYEE FAQ

About The Acquisition
1.	Why is Berkeley Lights acquiring IsoPlexis?
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Berkeley Lights and IsoPlexis are leaders in the functional assessment of live cells and are united in our dedication to changing the course of human health and enabling scientific breakthroughs. Between the two companies we have both cutting edge and highly complementary platforms and technology portfolios.

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This transaction strengthens both companies to achieve our overall mission, accelerates our progress across every core pillar of our strategic plan, and fuels our transformation into a growing, profitable, and sustainable life sciences company.

2.	What does this mean for Berkeley Lights?
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This transaction accelerates our progress across every core pillar of our strategic plan, and creates a path to achieving positive operating cash flow earlier than Berkeley Lights expected as a standalone company.

•	By combining with IsoPlexis, we will become a premier functional cell biology company.

3.	How does IsoPlexis’ culture compare to Berkeley Lights’?
•	The two companies share performance-based cultures and highly complementary values. We look forward to building on this strong foundation.

4.	What are the terms of the acquisition?
•	The acquisition terms are detailed in the joint press release issued by Berkeley Lights and IsoPlexis.
•	The full terms of the acquisition are in the merger agreement, which is publicly filed on the Berkeley Lights website, under Investor Relations – Financials – SEC Filings.

5.	What approvals are required prior to finalizing the acquisition?
•	Closing of the transaction is subject to approval by shareholders of both Berkeley Lights and IsoPlexis and other customary closing conditions.
•	Existing shareholders of IsoPlexis representing approximately 68% of the outstanding IsoPlexis shares have agreed to vote their shares in support of the transaction.
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Dr. Igor Khandros, co-founder of Berkeley Lights, and entities related to him have also agreed to vote their shares representing approximately 13% of the outstanding Berkeley Lights shares in favor of the transaction.

6.	How long before the acquisition is completed?
•	We anticipate completing the acquisition in the first quarter of 2023, subject to approval by shareholders of both Berkeley Lights and IsoPlexis and other customary closing conditions.
•	We will communicate any updates as we make progress toward closing.

7.	What are the integration plans?
•	We will define the members of the Berkeley Lights and IsoPlexis integration planning teams in the coming weeks and will share that information with employees.
•	The integration planning team will work hand-in-hand to ensure a smooth transition.
•	Importantly, prior to closing, Berkeley Lights and IsoPlexis remain separate and independent companies and it is business as usual for all of us.

Next Steps
8.	What can Berkeley Lights employees expect between now and close?
•	It is imperative that our teams stay focused on delivering on our key priorities.
•	We have several innovative products underway, and it is important to remain focused on providing the service and commitment that our customers and stakeholders expect.
•	Rest assured that we will communicate with you every step of the way.

9.	What will happen to our branding? Will there be a name change?
•	Yes. There will be a change in branding to reflect our future as a premier functional cell biology company.
•	The combined company will be named PhenomeX (Nasdaq: CELL).

Workforce Integration
10.	Will my job change as a result of this acquisition?
•	Prior to closing, there will be no changes to titles, job levels, or roles resulting from the acquisition. Post close, we anticipate that we will align roles to a common organizational structure.
•	The go-forward organizational structure will be defined as part of the integration planning process.
•	We will provide further updates as additional information becomes available.

11.	How will Berkeley Lights be structured post close?
•	The integration planning team, including members from both IsoPlexis and Berkeley Lights, will work together to define the post-close organizational structure.

12.	Will reporting structures change? Will I have the same boss?
•	No reporting structure changes are anticipated between now and close as a result of the acquisition.
•	Integration planning teams will be working to define the new organizational structure for post-close alignment, and we will continue to keep you updated as that process progresses.

Compensation & Equity
13.	Will promotions and our annual base salary increase continue as scheduled?
•	We will continue with our annual salary and promotion review process as planned in January/February 2023.

14.	What happens to my existing BLI stock?
•	There are no changes to your BLI stock holdings.

15.	What happens if I am currently enrolled in the ESPP?
•	There are no changes to the BLI ESPP program.

Benefits
16.	How will this acquisition impact my benefits?
•	Your Berkeley Lights benefits will continue uninterrupted. Benefits that were selected during open enrollment will continue through 2023.

17.	I’ve got vacation scheduled in the next month. Can I still take it?
•	Between now and the transaction close, we will continue to manage time off in accordance with our existing policies. Your ability to take vacation is between you and your manager.

Performance Management and Goal Setting
18.	Should I still complete the 2022 performance self/manager assessment in ADP?
•	Employees and managers should complete 2022 performance reviews according to the schedule that was communicated previously.

19.	Will we still set 2023 goals?
•	We will follow our planned 2023 goal-setting process that will kick off in early Q1.

Business Operations
20.	How will this acquisition impact any current customers, partnerships or services?
•	There should not be an impact to any of our customers, partnerships or services at this time.
•	We will operate as business as usual between now and closing. It is imperative that we remain focused on execution.

21.	Will this acquisition impact any of our relationships with existing partners and vendors?
•	We have a robust communication plan to reach out to each of our partners and vendors.
•	Existing contracts remain unchanged, and we foresee no changes to any of our existing external relationships through the close of this transaction.

22.	Will we maintain our current offices?
•	We will continue to maintain a presence in Emeryville as well as Branford, CT where IsoPlexis is located.

23.	Will we continue to hire new employees and contractors?
•	Yes, it is business as usual.
•	Throughout the integration planning period, we will continue to hire critical roles that help us further advance our priorities.

24.	What will happen with pending offers of employment?
•	We plan to onboard all individuals to whom we have already made offers of employment.

Additional Questions
25. What should I do if I receive a call from a reporter or investor?
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It is important that we communicate consistently during this integration planning period. Do not respond to any calls or inquiries from reporters or investors and direct any external requests to Suzanne Hatcher, Vice President of Communication & Investors Relations at Suzanne.hatcher@berkeleylights.com.

26. Can I trade Berkeley Lights stock during the integration planning period?
•	Employees may trade in Berkeley Lights stock, subject to applicable insider trading rules and policies, and any blackout periods, and unless otherwise communicated to you.

27. Can I reach out to my friends or colleagues at IsoPlexis to discuss the transaction and how we will work together?
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No. Until the transaction closes, there are very clear restrictions about information that can be shared between IsoPlexis employees and Berkeley Lights employees. You should not have discussions with IsoPlexis employees outside of the formal integration planning process that the integration planning team has approved. Once the transaction closes, we will provide additional guidance about what types of information can be shared.

28. Where can I get more information about the transaction?
•	We will be creating a Confluence page to provide employees with up-to-date information about the acquisition and will share the link as soon as the page is available.
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If you have additional questions, please reach out to your manager or HR business partner. You can also send questions to blicommunications@berkeleylights.com, and we will route them to the appropriate person for a response.

Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Berkeley Lights and IsoPlexis, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Berkeley Lights’ and IsoPlexis’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “may”, “believe,” “anticipate,” “would,” “could”, “should,” “intend,” “seek,” “plan,” “will,” “expect(s),” “estimate(s),” “predict(s),” “project(s),” “target(s),” “forecast(s)”, “continue(s),” “contemplate(s),” “positioned,” “potential,” “strategy,” “outlook,” “forward,” “continuing,” “ongoing” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:  the risk that the proposed transaction may not be completed in a timely manner or at all; the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by both Berkeley Lights’ stockholders and IsoPlexis’ stockholders; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require Berkeley Lights or IsoPlexis to pay a termination fee; the effect of the announcement, pendency or completion of the proposed transaction on each of Berkeley Lights’ and IsoPlexis’ ability to attract, motivate or retain key employees, its ability to maintain relationships with its customers, suppliers, distributors and others with whom it does business, or its operating results and business generally; risks related to the proposed transaction diverting management’s attention from each of Berkeley Lights’ and IsoPlexis’ ongoing business operations; the risk of stockholder litigation in connection with the proposed transaction, including resulting expense or delay; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the proposed transaction within the expected timeframes or at all and to successfully integrate IsoPlexis’ operations into those of Berkeley Lights; the integration of IsoPlexis’ operations into those of Berkeley Lights being more difficult, time-consuming or costly than expected; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the proposed transaction on the market price of the common stock of each of Berkeley Lights and IsoPlexis; the possibility that each of Berkeley Lights’ and IsoPlexis’ expectations as to expenses, cash usage and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; the impacts of changes in general economic and business conditions, including changes in the financial markets; the implementation of each of Berkeley Lights’ and IsoPlexis’ business model and strategic plans for its products and technologies, and challenges inherent in developing, manufacturing, launching, marketing and selling existing and new products; uncertainties in contractual relationships, including interruptions or delays in the supply of components or materials for, or manufacturing of, products for each of Berkeley Lights and IsoPlexis; the ability of each of Berkeley Lights and IsoPlexis to establish and maintain intellectual property protection for products or avoid or defend claims of infringement; risks relating to competition within the industry in which each of Berkeley Lights and IsoPlexis operate; the impacts of potential product performance and quality issues; changes to and the impact of the laws, rules and regulations that regulate each of Berkeley Lights’ and IsoPlexis’ operations; and any other risks discussed in each of Berkeley Lights’ and IsoPlexis’ filings with the SEC, including Berkeley Lights’ and IsoPlexis’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8 K.  Berkeley Lights and IsoPlexis assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Participants in the Solicitation

Berkeley Lights, IsoPlexis and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction between Berkeley Lights and IsoPlexis under the rules of the SEC. Information regarding Berkeley Lights’ directors and executive officers is set forth in Berkeley Lights’ Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2022, and in certain of Berkeley Lights’ Current Reports on Form 8-K. To the extent holdings of Berkeley Lights’ securities by Berkeley Lights’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been or will be reflected on subsequent statements of beneficial ownership filed with the SEC. Information regarding IsoPlexis’ directors and executive officers is set forth in IsoPlexis’ revised Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2022, and in certain of IsoPlexis’ Current Reports on Form 8-K. To the extent holdings of IsoPlexis’ securities by IsoPlexis’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been or will be reflected on subsequent statements of beneficial ownership filed with the SEC. These documents can be obtained free of charge from the sources indicated below. Additional information regarding the interests of these participants will be set forth in the joint proxy statement/prospectus relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

In connection with the proposed transaction between Berkeley Lights and IsoPlexis, Berkeley Lights and IsoPlexis intend to file relevant materials with the SEC, including a Berkeley Lights registration statement on Form S 4 that will include a joint proxy statement of Berkeley Lights and IsoPlexis that also constitutes a prospectus of Berkeley Lights.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BERKELEY LIGHTS, ISOPLEXIS AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Berkeley Lights’ investor relations website at www.investors.berkeleylights.com or from IsoPlexis’ investor relations website at www.investors.isoplexis.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.